Exhibit 99.1

FORM OF

WRITTEN CONSENT

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

The board of directors of Nuverra Environmental Solutions, Inc., a Delaware corporation (“Nuverra”), recommends that you consent to approve each proposal set forth below.

Please return this written consent no later than [    ] (Central Time) on [    ], 2022, which is the Nuverra consent deadline. Your shares will be tabulated and voted to approve or disapprove the proposals as you indicate below. Any written consent returned without indicating a decision on each of the proposals set forth below will be voted to APPROVE each proposal with respect to which no decision is indicated.

The undersigned, being a holder of record of common stock, par value $0.01, of Nuverra on [    ], 2022, hereby consents, by written consent without a meeting, to the actions as set forth below with respect to all of the aforementioned shares of Nuverra common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the consent statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-[    ]) of Select Energy Services, Inc. (“Select”), and which more fully describes the proposals below.

Proposal 1.	Approve the Agreement and Plan of Merger, dated as of December 12, 2021 (the “Merger Agreement”), by and among Nuverra, Select, Navy Holdings, Inc. (“Navy Holdings”), a Delaware corporation and Navy Merger Sub, Inc., a Delaware corporation (“Navy Merger Sub”), pursuant to which among other things, (a) Navy Merger Sub will be merged with and into Nuverra and the separate existence of Navy Merger Sub will cease (the “Initial Merger”), (b) following the Initial Merger, Nuverra will be merged with and into Navy Holdco, LLC, a Delaware limited liability company, and the separate existence of Nuverra will cease, (c) the Certificate of Incorporation of Nuverra will be amended and restated pursuant to an Amended and Restated Certificate of Incorporation of Nuverra, (d) each share of common stock, par value $0.01 per share, of Nuverra then outstanding shall be converted into the right to receive a number of shares of Class A common stock of Select, par value $0.01 per share, equal to the Exchange Ratio (as defined in the Merger Agreement) and (e) Select will issue the number of shares of Class A common stock of Select, par value $0.01 per share, pursuant to the Merger Agreement.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

Proposal 2.	Approve, on a non-binding, advisory basis, the compensation that will or may become payable to Nuverra’s named executive officers in connection with the transactions contemplated by the Merger Agreement.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

[Signature Page Follows]

IMPORTANT: PLEASE DATE AND SIGN THE WRITTEN CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this written consent promptly to Nuverra by mailing this written consent to Broadridge Financial Solutions, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or email a .pdf copy of your written consent to writtenconsent@nuverra.com.

IF AN INDIVIDUAL		IF AN ENTITY

Complete Name of Entity:

By:		By:
Name:		Name:
Title:		Title:
Date:	, 2022	Date:	, 2022